                                                                      EXHIBIT 12

                 CASE CORPORATION AND CONSOLIDATED SUBSIDIARIES

   COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
                             (DOLLARS IN MILLIONS)

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
                                                                  SIX MONTHS
                                                                     ENDED
                                                                   JUNE 30,
                                                                  ------------
                                                                  1997   1996
                                                                  -----  -----
Net Income....................................................... $ 202  $ 163
Add:
  Interest.......................................................    79     78
  Amortization of capitalized debt expense ......................     1      3
  Portion of rentals representative of interest factor ..........     5      7
  Income tax expense and other taxes on income ..................    95    112
  Fixed charges of unconsolidated subsidiaries ..................     1      2
  Extraordinary loss.............................................   --      22
                                                                  -----  -----
    Earnings as defined ......................................... $ 383  $ 387
                                                                  =====  =====
Interest......................................................... $  79  $  78
Amortization of capitalized debt expense ........................     1      3
Portion of rentals representative of interest factor ............     5      7
Fixed charges of unconsolidated subsidiaries ....................     1      2
                                                                  -----  -----
    Fixed charges as defined .................................... $  86  $  90
                                                                  =====  =====
Preferred Dividends:
  Amount declared ............................................... $   3  $   3
  Gross-up to pre-tax based on effective rates of 32% and 38%,
   respectively.................................................. $   4  $   5
Ratio of earnings to fixed charges and preferred dividends ......  4.26x  4.07x
                                                                  =====  =====
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